# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CEVA, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF FEBRUARY, A.D. 2020, AT 4:45 O`CLOCK P.M.*

*A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.*

Jeffrey W. Bullock, Secretary of State

3130085 8100
SR# 20201143844

Authentication: 202442030
Date: 02-24-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:45 PM 02/14/2020
FILED 04:45 PM 02/14/2020
SR 20201143844 - File Number 3130085

# AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CEVA, INC.

The undersigned, being the duly elected Secretary of CEVA, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. The name of the Corporation is CEVA, Inc. The Corporation was originally incorporated under the name DSP Cores Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 1999. An amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 21, 2002, changing the name of the Corporation to Corage, Inc. A subsequent amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 2000, increasing the authorized capital of the Corporation. A subsequent amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 4, 2002, changing the name of the Corporation to CEVA, Inc. The most recent amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 22, 2005, reducing the authorized capital of the Corporation.
2. The Board of Directors of the Corporation has duly adopted resolutions proposing to said amendment of the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the sole stockholder thereof.
3. Pursuant to resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which annual meeting the necessary number of shares as required by statute were voted in favor of the amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended as follows:

## ARTICLE IV

Article IV of the Company's Amended and Restated Certificate of Incorporation is amended and restated as follows:

"The total number of shares of all classes of stock that the Corporation is authorized to issue is FIFTY MILLION (50,000,000) shares, with a par value of one tenth of one cent ($0.001) per share. FORTY-FIVE MILLION (45,000,000) shares shall be Common Stock, with a par value of one tenth of one cent ($0.001) per share, and FIVE MILLION (5,000,000) shares shall be

Preferred Stock, with a par value of one tenth of one cent ($0.001) per share."

This Amendment to Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Certificate of Incorporation is executed on behalf of the Corporation by its Secretary this 14th day of February, 2020.

/s/ Yaniv Arieli
Yaniv Arieli, Secretary